AMENDMENT TO THE FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

THIS AMENDMENT to the Fund Administration and Accounting Services Agreement is entered into as of January 1, 2024 (this “Amendment”) by and between MORNINGSTAR FUNDS TRUST, a Delaware statutory trust (the “Fund”) on behalf of each series of the Fund listed on Schedule B to the Agreement (as defined below) (each, a “Portfolio” and, collectively, the “Portfolios”) and THE NORTHERN TRUST COMPANY (“Northern”), an Illinois corporation.

WHEREAS, Northern provides certain services to the Fund pursuant to the Fund Administration and Accounting Services Agreement, dated as of March 9, 2018 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Fund and Northern wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   DEFINITIONS; INTERPRETATION. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. The headings to the clauses of this Amendment shall not affect its interpretation.

2.   AMENDMENTS.

(a)	Effective as of the date of this Amendment, Section 5(a) of the Agreement shall be amended by inserting the following sentence at the end of such section.

The compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule A, or replacing Schedule A with, a revised fee schedule, dated and signed by an officer of each party hereto.

(b)	Effective as of the date of this Amendment, Section 12(a) of the Agreement shall be replaced in its entirety with the following:

(a) This Agreement shall become effective on the date indicated above. This Agreement shall have an initial term of five (5) years from the date indicated above (the “Initial Term”) and an initial renewal term commencing on the expiration of the Initial Term and continuing until December 31, 2026 (the “Initial Renewal Term”). Thereafter, this Agreement shall continue in effect from year-to-year (each, a “Renewal Term”) unless terminated by either party on not less than 120 days’ prior written notice to the other party before the expiration of the Initial Term, Initial Renewal Term or then applicable Renewal Term. Unless a party has given written notice of the termination of this Agreement, the parties shall agree on any changes to Schedule A not later than 120 days before the expiration of the Initial Term, Initial Renewal Term or Renewal term, as applicable, and such changes shall be effective as of the first day of the next succeeding Renewal Term. Upon termination of this Agreement, the Fund shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

3.   GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the State of Illinois.

4.   MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, ..jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.   EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year writtenabove.

MORNINGSTAR FUNDS TRUST

By:
Name: D. Scott Schilling
Title: Chief Compliance Officer

THE NORTHERN TRUST COMPANY

By:
Name: Chad Hecht
Title: Vice President

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